SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

March 17, 2014
Date of report (Date of earliest event reported)

PIPER JAFFRAY COMPANIES
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-31720	30-0168701
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

800 Nicollet Mall, Suite 1000 Minneapolis, Minnesota	55402
(Address of Principal Executive Offices)	(Zip Code)

(612) 303-6000
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.
The information in Item 5.02 of this Current Report on Form 8-K relating to the indemnification agreements entered into with the directors of Piper Jaffray Companies (the “Company”) is incorporated by reference into this Item 1.01.
Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Effective March 17, 2014, the Board of Directors of the Company increased the size of the Board by one, to ten directors, and elected William R. Fitzgerald to serve as a director of the Company for an initial term expiring at the Company’s 2014 annual meeting of shareholders. Mr. Fitgerald has been the Chairman and Chief Executive Officer of Ascent Capital Group, Inc. (formerly Ascent Media Group) since August 2000. Ascent Capital Group is a NASDAQ-listed holding company whose business operations are conducted through its wholly owned subsidiary, Monitronics, Inc., which offers business and home security alarm monitoring services.
Mr. Fitzgerald has not been appointed to serve on any committee of the Board and the committees on which Mr. Fitzgerald is expected to serve have not been determined as of the date of filing of this Current Report on Form 8-K. The Board expects to determine the committees to which Mr. Fitzgerald will be appointed in May 2014, with such appointments to become effective immediately following the annual meeting.
In connection with his service on the Board, Mr. Fitzgerald will participate in the Company’s 2014 non-employee director compensation program, receiving a pro-rated $60,000 annual cash retainer, a $60,000 initial equity grant and a $60,000 annual equity grant to be granted the day of the Annual Meeting. Mr. Fitzgerald also will receive a pro-rated cash retainer for his service on any Board committees during 2014, which annual retainer amounts are $25,000 for the chairperson and $10,000 for other members of the Audit Committee, and $15,000 for the chairperson and $5,000 for other members of the Compensation Committee and the Nominating and Governance Committee.
In addition, on March 17, 2014, the Board approved a form of indemnification agreement and entered into indemnification agreements in such form with each of the Company’s directors, including Mr. Fitzgerald. The form of indemnification agreement provides that directors are indemnified, to the fullest extent permitted by the laws of the State of Delaware and subject to certain exceptions, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred, if such director was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding or investigation, by reason of the fact that such person is or was or has agreed to serve at the request of the Company as a director, officer, employee or agent of the Company or another entity. For proceedings brought by or in the right of the Company where the director is adjudged to be liable to the Company, no indemnification shall be made unless, and only to the extent, the court determines such indemnification is proper. The Company’s form of indemnification agreement also provides that, subject to certain conditions, the Company will advance expenses incurred by directors in defending against such proceedings. In addition, the form of indemnification agreement also sets out, among other things, the process for determining entitlement to indemnification and other procedural matters.
The rights of an indemnitee under an indemnification agreement with the Company are in addition to any other rights under the Company’s Amended and Restated Certificate of Incorporation and the

Company’s Amended and Restated Bylaws, as they may be amended from time to time, and the laws of the State of Delaware.
The foregoing description does not purport to be complete and is qualified in its entirety by reference to the form of indemnification agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.
Item 9.01.    Financial Statements and Exhibits.
(d)    Exhibits.
The following exhibit is filed herewith:

No.	Description
10.1	Form of director indemnification agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PIPER JAFFRAY COMPANIES

Date: March 17, 2014	By	/s/ John W. Geelan
John W. Geelan
General Counsel and Secretary

EXHIBIT INDEX

No.	Description	Manner of Filing
10.1	Form of director indemnification agreement	Filed Electronically